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                                            SIGNET BANKING CORPORATION AND SUBSIDIARIES

                                                             FORM 10-Q

                                                 COMPUTATION OF EARNINGS PER SHARE
                                             (dollars in thousands - except per share)

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                                                                 Three Months                              Nine Months
                                                              Ended September 30                        Ended September 30
                                                    ---------------------------------------   --------------------------------------
                                                           1997                 1996                 1997                1996
                                                    -------------------  ------------------   ------------------  ------------------
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Common and common equivalent:
   Average shares outstanding                               60,519,260          59,631,865           60,326,679           59,466,680
   Dilutive stock options--based on the
      treasury stock method using average
      market price                                           1,574,890             924,506            1,269,568            1,002,308
                                                    ===================  ==================   ==================  ==================
   Shares used                                              62,094,150          60,556,371           61,596,247           60,468,988
                                                    ===================  ==================   ==================  ==================


Net income applicable to Common Stock               $           42,165   $          29,606    $          73,241   $           91,282
                                                    ===================  ==================   ==================  ==================

Per share amount                                    $             0.68   $            0.49    $            1.19   $             1.51
                                                    ===================  ==================   ==================  ==================

Assuming full dilution:
   Average shares outstanding                               60,519,260          59,631,865           60,326,679           59,466,680
   Dilutive stock options--based on the
      treasury stock method using the
      period end market price, if higher
      than the average market price                          1,676,603           1,106,206            1,355,609            1,066,192
                                                    ===================  ==================   ==================  ==================
   Shares used                                              62,195,863          60,738,071           61,682,288           60,532,872
                                                    ===================  ==================   ==================  ==================

Net income applicable to Common Stock               $           42,165   $          29,606    $          73,241   $           91,282
                                                    ===================  ==================   ==================  ==================

Per share amount                                    $             0.68   $            0.49    $            1.19   $             1.51
                                                    ===================  ==================   ==================  ==================

The calculations of common and common equivalent earnings per share and fully diluted earnings per share are submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although both are not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because there is dilution of less than 3%.
The Registrant has elected to show fully diluted earnings per share in its financial statements.
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